Personal Conflicts & Trading Policy

Introduction

This Policy sets out FIL Limited’s (“FIL or the firm”) approach to managing actual and perceived personal conflicts of interests that may arise during your employment or engagement at FIL. It is designed to help you understand what a personal conflict is, how the firm deals with conflicts when they arise, and to explain your responsibility and expected conduct as a member of staff in relation to identifying, managing, and avoiding personal conflicts of interests.

FIL’s Code of Conduct and Ethics (” the Code”) sets out the principles which support FIL’s values and culture, and which staff must follow in all circumstances, regardless of local customs, culture, business climate, or the competitive environment in which FIL may find itself.  As a global financial services firm FIL has both a fiduciary duty to put our customers’ interests first as well as a duty to adhere to strict regulatory requirements to demonstrate that we have robust controls in place.

This Policy applies to all staff (Permanent, Temporary and Third-party workers).  The Policy may also extend to your related persons which could be family members etc. [add hyperlink to definition]. All of us must take responsibility for maintaining FIL’s reputation by conducting our personal affairs in a manner that does not conflict or even appear to conflict with the obligations we owe FIL’s clients. You must never place your personal interests ahead of the interests of FIL’s clients, and you must never take advantage of your relationship with FIL to benefit yourself or another party, especially with regards to personal financial transactions or gifts and hospitality.

This Policy should be read together with the Code, and the following associated policies:

•

Personal Conflicts & Trading Local Country Supplements

•

Global Market Abuse Policy

•

Global Corporate Conflicts of Interest Policy

•

Gifts & Hospitality Policy (including Local Country Supplements)

•

Personal Relationships in the Workplace Policy

What is a personal conflict?

A personal conflict can occur in several ways, but most commonly it occurs when a staff member leverages FIL’s resources and information for their own personal benefit rather than putting the interests of FIL’s clients first, or they are subject to influences that may impact the decisions they make in their role.  This includes situations where an actual conflict does not exist but there is a perception that a conflict may arise.  Within this Policy we focus on three types of personal conflicts under FIL’s Code:

A.

Personal Relationship conflicts

B.

Outside Business Activities

C.

Personal Account Trading

Please note within the Code and associated policies further personal conflicts are captured.

Your role in protecting FIL

FIL must be able to demonstrate to its global regulators that it manages personal conflicts in line with legal and regulatory standards set out within market abuse and conflict management regulation. The requirement for staff reporting ensures FIL can identify, manage and avoid conflicts and cross over with the investment decisions and services we provide for our FIL Funds and clients to the satisfaction of our global regulators.  See appendix 1 for further key regulatory information.

You must read, understand, and comply with this policy and your local country supplement. This is your obligation as a FIL staff member. Because no set of rules can anticipate every possible situation, you are expected to comply with the spirit as well as the letter of the Policy. There are serious consequences for you and your career if you do not adhere to the rules, requirements and the principles outlined in the policy. Any activity that compromises FIL’s integrity, even if it does not violate a specific rule, can harm FIL's reputation and disciplinary action will be taken. Serious violations can result in sanctions and termination of employment.

SECTION A - Personal Relationship Conflicts

FIL requires all staff members to disclose any personal relationships outside of FIL that may give rise to an actual or potential conflict of interest.  Examples of the types of relationships that require disclosure are where there is a close personal relationship with an individual who is employed in a decision-making role or a position of significant influence at a:

1.

FIL competitor

2.

FIL supplier / vendor / services provider

3.

FIL client

4.

FIL regulator

5.

FIL external auditor; or is

6.

a FIL independent Board member

You are required to disclose (and keep such disclosures updated) external personal relationships to FIL for regular oversight and monitoring to be undertaken. Please note this is a non-exhaustive list.

If you have or develop a close personal relationship with another FIL staff member you should disclose this information to your line manager or to HR directly in line with the Personal Relationships in the Workplace Policy [add hyperlink].

Examples:

I.

A personal relationship with an individual working at a competitor firm will likely be a conflict if you work in a role where you have access to highly sensitive FIL proprietary information that if shared may cause adverse impacts to FIL’s clients.  For example, a FIL PM has a spouse / partner / relationship with a PM at a competitor firm.

II.

A personal relationship with an individual who is a FIL supplier or provides a service to FIL will likely be a potential conflict if you are involved in the procurement, evaluation, or negotiation stage for selecting the firm or vendor.

III.

A personal relationship with an individual working at a FIL strategic partner or institutional client firm will likely be a conflict if you are involved in the sales or client relationship management of the partner or client.

IV.

A personal relationship with an individual working at a company that FIL funds may invest into is prima facie a conflict depending on the role of the FIL employee and the individual they have a personal relationship with; therefore, controls may be required to manage the conflict.

SECTION B - Outside Business Activities

FIL requires all staff members to gain prior approval before they engage in any outside business activity (“OBA”) that can create potential or actual conflicts of interest with your role and responsibility at FIL.  For new starters or if your role changes significantly, you must obtain approval to continue any outside business activity from your line manager and the Code of Conduct & Ethics Office.   The types of outside business activities that are required to be disclosed are as follows (note this is not an exhaustive list):

1.

Board Directorships or Trustee positions in non-affiliated companies (includes public & private companies, charities, religious institutions, etc.). Due to the risk of inside information or sharing FIL knowledge we do not permit staff to hold external Board Directorships in Listed companies.

2.

Additional paid job roles (second job).

3.

Industry Body / Organisation / Committee member

4.

Expert speaker / Industry speaker

5.

School Governor

6.

Business ventures (own or related persons) and Directorships in such related companies.

7.

Own Business company entity - to provide contractual paid services to FIL.

8.

Public affairs or government roles

9.

Social media (public figure presence) - either via LinkedIn articles, YouTube channel on any product or service, etc. This does not need to be related to financial products.

Being a member of a local community (i.e. church) or sports club are not required to be disclosed unless you have a decision-making role or receive compensation.

FIL needs to understand how a staff member’s OBA could impact their role at FIL and whether that activity could lead to FIL’s reputation being at risk. Therefore, factors to consider are as follows: Is there a business overlap, or expected excessive time commitment and potential for any undue stress or physical strain that could impact the staff member’s FIL position.

Examples of where disclosure is required:

i.

A staff member has a position as an outside Director of a real estate company which invests in commercial property. The employee has a role involved with FIL’s real estate team where there could be investment overlap.

ii.

A staff member has an outside Directorship in a Listed or Private company in which FIL’s funds could invest which creates a conflict and has market abuse risk should FIL decide to invest.

iii.

A staff member provides consultancy services or has an outside Directorship in a company that provides services to FIL e.g., systems vendor.

iv.

A staff member providing advice to an external party or firm and the advice is related to investment services.

v.

A staff member raising money for an outside personal business venture.

Outside Directorship at FIL’s request

At times, FIL may request a staff member to have an outside Directorship in a FIL affiliated entity.  Although, this is considered an outside business activity, however the controls required are managed by and approved by the line manager.  Only disclosure of the activity and said controls are required to be inputted into StarCompliance for audit purposes (there is no requirement for the Code of Conduct & Ethics office to provide further approval).  Oversight of these outside Directorships is provided by the line manager.

SECTION C - Personal Account Trading (“PA Trading”)

FIL requires all staff members to prevent conflicts of interest, insider dealing and unfair business practices that occur from any personal account trading and investments that could harm our clients’ interests, financial markets as well as damage FIL’s reputation.

As a FIL staff member, you may come across FIL proprietary information or sensitive inside information [add hyperlink to definition]. This could potentially lead to market abuse if relevant controls are not in place.  You must never misuse information obtained in your role at FIL for personal gain or share it with anyone that can misuse it. You must not share sensitive inside information with anyone, either internally or externally and must never trade when in possession of sensitive inside information. Given the nature of our business, anyone within FIL can come across inside information as it can sometimes be internally generated (e.g., fund launches, terminations and portfolio management changes), in addition to being received from external sources.

For the purposes of this section of the Policy, FIL classifies staff into categories depending on your role, department, or access to FIL proprietary information or sensitive inside information.  Please see the Classification Guide [add hyperlink to Guide] for more details.

The 3 categories of classification are as follows:

1)

Fund Access (FA) - all staff who may have access to FIL proprietary information (not limited to only fund data) or sensitive inside information. The related persons of any staff member in this category are also deemed to be Fund Access.

2)

Investment Professionals (IPs) - a sub-set of Fund Access staff who are involved in the investment decision making process and therefore have access to highly sensitive information. This includes Research Analysts, Traders, and Portfolio Managers. The related persons of any staff member in this category are also deemed to be Investment Professionals.

3)

Non-Access (NA) - all other staff that are not privy to access FIL proprietary information or sensitive inside information on a regular basis. This does not include your related persons unless you maintain joint accounts. This category of staff does not need to pre-clear trading, but certain restrictions still apply to mitigate conflicts.

Personal Account Trading summary

As FIL provides financial services and products, this means our employees are in a privileged position to potentially access and abuse FIL proprietary information.  Therefore, as a general principle, all Fund Access and Investment Professionals must disclose to FIL every securities trading account in which you can trade or hold relevant securities (e.g. financial instruments such as stocks, government securities, ETFs etc.) and non-relevant securities (e.g. shares of approved mutual funds, money market instruments, currencies, commodities, etc.) to meet our regulatory requirements.

Non-Access staff must also disclose to FIL every securities trading account in which you can trade or hold relevant securities (e.g., financial instruments such as stocks, government securities, ETFs, etc.). but are not required to report non-relevant securities accounts.

Furthermore, within those trading accounts, depending on your classification all transactions or investments must be disclosed to FIL to prevent the risk of market abuse or conflicts arising.  For example, if a stock/company is on one of FIL’s restricted lists, then you cannot trade on that company either for yourself, or for anyone else (related person) or inform anyone else to trade.

If you are classified as having sensitive or highly sensitive information (Fund Access and Investment Professionals)

most* transactions are required to be approved by FIL before you trade.  In effect, this means a staff member may request a personal account transaction or private investment within the compliance system (StarCompliance) and this will either be permitted or denied once the necessary checks have been made.  No relevant security transaction should be completed without approval.

Non-access persons are not required to pre-clear their personal account trading (as you do not have access to sensitive FIL proprietary information or inside information), but you will be required to provide post trade disclosures for all relevant securities [add hyperlink for securities definition].

*Certain exceptions apply to all staff where pre-clearance is not required for example transactions in open ended mutual funds or Exchange Traded Funds (ETFs) etc. please refer to the “Pre-clearance Guide” for a full comprehensive list and further detail (add hyperlink to the list).

For staff categorised as having access to sensitive or highly sensitive information (Fund Access and Investment Professionals) the rules also apply to their related persons as per regulatory requirements. [add hyperlink to definition].

Personal Account Trading obligations

The table provides a high-level summary of the Policy requirements.  For further detailed requirements please see the material within the Guides and Forms section and click on the relevant links.

Policy Obligations	Non- Access (NA)	Fund Access (FA)	Investment Professionals (IPs)	Comments
Acknowledge that you understand the Policy via the Annual Attestation and will comply with your applicable requirements	☒	☒	☒

All staff are required to read and acknowledge they understand the Policy.  The most restrictive rules and requirements are upon Fund Access and Investment Professional staff.  As staff may move roles internally or are involved in insider projects there is a requirement for all staff to understand their obligations and FIL’s requirements under this Policy that may apply to them. This is your personal responsibility to understand the Policy or seek guidance from your local Code of Conduct and Ethics office.

New Starters must complete an Initial Attestation and provide relevant disclosures within 10 days (from date of hire).

Annual attestations will be available in January each year and must be completed by the deadline.

Set up duplicate reporting to be provided to FIL directly from your broker for all accounts where you trade or hold relevant securities	☒	☒	☒

All staff must provide duplicate reporting (directly from the broker to FIL) as FIL has an obligation to monitor conflicts. Contract notes and/or statements must be received within 30 days, or the account will need to be closed. [Add hyperlink for list of preferred brokers]

Disclose and request approval to open or maintain a Discretionary Managed account (DMA)	☒	☒	☒

A discretionary managed account means an account where you do not make investment decisions directly and you have given the authority to trade on your behalf to a broker or professional advisor. Approval will be granted if you are not the decision maker. Once approved, you do not need to pre-clear your trading but you will need to provide holdings via duplicate reporting except where the account is used solely for non-relevant securities.

Review your Classification category & inform the Code of Conduct & Ethics compliance team of any changes	☒	☒	☒	You will attest each year that your classification is correct via the Annual Attestation. Any required amendments must be notified to the Code of Conduct & Ethics office.
Complete training requirements (new starter & annual refresher) within the required timeframe	☒	☒	☒

Complete mandatory Computer based training (annually and within 4 weeks of joining) and attend face to face training sessions as appropriate. Should you wish to join a monthly face to face session to review the requirements, contact your local Code of Conduct and Ethics team.

Review if available your local country supplement to understand your local regulatory requirements	☒	☒	☒

Local regulations may differ from this Policy, and the more restrictive of the two must be followed. Please refer to the Country Supplements in your business location to determine whether additional rules apply.

Report violations of the Policy once identified to the Code Compliance team. This also includes if you suspect others may have violated the policy.	☒	☒	☒

Disclose violations to your local Code of Conduct & Ethics office.

In addition, you may report violations or suspicions anonymously through the Confidential ALert Line (CALL) Confidential Alert Line - CALL (sharepoint.com)

Disclose ALL relevant securities trading accounts (this includes all accounts where you can hold or trade a financial instrument). This includes securities trading accounts in your name or held jointly.

☒

For Non-access staff, related person’s accounts include joint accounts only.

This does not include accounts exclusively holding only Fidelity mutual funds. However, any accounts holding Fidelity managed closed-end funds (i.e. UK Investment Trusts) or Fidelity issued Exchanged quoted funds will need to be reported.

A new trading account must be reported as soon as it is opened. Duplicate reporting must be set-up to come directly into FIL. Do not open an account that cannot provide duplicate reporting to FIL.

New Starters must disclose their trading accounts within 10 days (from date of hire). A request will be submitted from StarCompliance. Duplicate reporting must be set up to come into the Code of Conduct & Ethics office. If duplicate reporting cannot be arranged contact the Code of Conduct & Ethics office for alternative brokers.

See Disclosing Accounts Guide [Add link].

Disclose ALL relevant securities trading accounts (this includes all accounts where you can trade or hold a financial instrument) and the accounts where you have holdings in non-relevant securities (e.g., approved mutual funds, commodities etc.).  This also includes related persons securities trading accounts & joint accounts.

		☒	☒

A new trading account (for you and your related person) must be reported (via StarCompliance) as soon as it is opened. Duplicate reporting must be set-up to come directly into FIL. Do not open an account that cannot provide duplicate reporting to FIL.

New Starters must disclose their trading accounts within 10 days (from date of hire). A request will be submitted from StarCompliance. Duplicate reporting must be set up to come into the Code of Conduct & Ethics office. If duplicate reporting cannot be arranged contact the Code of Conduct & Ethics office for alternative brokers. See Disclosing Accounts Guide [Add link].

Disclose quarterly relevant security transactions via a Quarterly Attestation (QA) form		☒	☒

Fund Access & Investment Professionals are required to confirm transactions (public and private) and add any new accounts in their QAs. Securities exempt from pre-clearance such as ETFs or investments received via gifts/inheritance will also need to be reported.

Pre-clear trades in relevant securities (prior approvals for private and public financial instruments) for you and your related persons		☒	☒

Pre-clearance is required for Fund Access & Investment Professional staff via StarCompliance. Approval for public securities is valid for the market day only. Good-until cancelled orders are not permitted. Exceptions to certain instruments apply e.g., open ended mutual funds and ETFs.  Refer to the “Pre-clearance Guide”. Approval for private securities include line manager and Code of Conduct and Ethics team.

Disclose any voluntary corporate actions prior to any decision being made.		☒	☒

Corporate actions require pre-approval to determine if they are eligible for exemption or if you are required to make an investment decision to participate. Apply for a policy exemption by contacting the Code of Conduct & Ethics office.

Disclose trading opportunities following any company meeting prior to a Personal Account Trade			☒	Investment professionals must share information following company or expert meeting with all (via a note) prior to trading themselves as client(s) trading interests must be put first.
Confirm and indicate personal ownership when publishing a research note			☒	Investment professionals must share if they personally hold a security if they publish a note to inform all of the conflict that may arise. A tick box on the note must be checked.

•

Rules apply to your related persons too - see definition within the Glossary.

Personal Account Trading restrictions

The table below shows the personal account trading restrictions.  You must not violate these trading rules, or you could risk sanctions or even termination of employment/engagement.

Policy Restrictions	Non- Access (NA)	Fund Access (FA)*	Investment Professional (IP)*	Comments
Trading, disclosing information or recommending others to trade on restricted securities or inside information	☒	☒	☒

FIL may have restrictions on a security for several reasons, but the reason will not be disclosed. If a security or issuer is listed on one of our restricted lists, then you cannot trade on that security, either for yourself or for anybody else (e.g., clients, friends, or related persons e.g., family members).

Trading in Cannabis Investments	☒	☒	☒	This rule includes medical and recreational cannabis and extends to investments through private placements.
Selling short - trading a short position unless it is covered by an existing long position	☒	☒	☒	Cannot short more shares than are held within an account. Exceptions apply for certain instruments such as options, futures and ETFs tracking a permissible index or non-relevant security.
Short-term trading in FIL funds applies a 30-day holding rule. If the fund prospectus places a stricter obligation, then that holding period will apply.	☒	☒	☒	Last In First Out (LIFO) concept applies and any gains realised must be surrendered. Exceptions apply to Money Market funds and automated savings plan.
Participating in Initial Public Offerings (IPOs) in equity, debt &, free stock offers etc.	☒	☒	☒

Due to allocation and FIL fund overlaps staff are not permitted to invest in IPOs as conflicts may arise. Exceptions apply in certain cases where you are offered shares as you hold equity in the company, are a policy holder of a mutual company that is demutualising, or your connected person is offered shares through their employment. All exceptions must be approved in advance by the Code of Conduct & Ethics office.

Using a derivative, structured instrument, or spread betting to circumvent a rule is not permitted	☒	☒	☒	All staff must adhere to the spirit of the Policy and not use instruments that can find a loophole to the prohibition.
Spread betting on single securities or non-permissible indices.	☒	☒	☒	As per short sales, spread betting is not allowed.
Participating in an Investment Club or providing investment advice	☒	☒	☒	Providing advice or sharing investment ideas as part of a club is strictly not permitted.
Trading in an Account You Do Not Own	☒	☒	☒

You should not trade or direct trades in an account in someone else’s name.  If you are trading on someone else’s behalf, as you are making the decisions all the rules within this Policy apply. Any exceptions must be sought via the Special Approval Request application form.

Excessive Trading (30+ trades in a calendar quarter)	☒	☒	☒

Rule applies to all staff (and related persons if applicable), there is an expectation that staff are not trading excessively for their personal account.  Exceptions apply e.g., trades in open-end mutual funds, Exchange Traded Funds, or conducted through a FIL approved Discretionary managed account].

Profiting from knowledge of fund holdings and transactions (front-running or tailgating FIL client decisions or orders).	☒	☒	☒

All staff must remember to put clients’ interests first and not use FIL resources for their personal gain. Those with access to sensitive data must demonstrate that their personal conduct has not been influenced by knowledge of FIL sensitive data.

Non-access staff should not have access to sensitive inside information but if you receive inside information then this rule will also apply to you.

Blackout Periods - If you have been advised that you are within a restricted group follow the instructions given from either Co-Sec or the Project team, do not trade the issuer within the restricted period.

	☒	☒	☒

All staff categories may at times be restricted due to internal highly sensitive information access. If you are brought inside on a project, you must not trade on any of the financial instruments impacted.  This also applies to all Persons Discharging Managerial Responsibility (PDMRs e.g., Investment Trusts) maintained by the Company Secretariat (Co-Sec) teams.  Contact Co-Sec for further information.

Trading within 90 Calendar Days of an Opposite Transaction for the same or equivalent security. This applies to all relevant securities excluding ETFs.  However, ETFs that do not meet the permissible index criteria, cannot trade short or in the opposite transaction within 90 calendar days.

		☒	☒

Last In First Out (LIFO) concept applies and any gains realised (or loss avoided) must be surrendered.

Selling short or trading within 90 days of an opposite transaction in ETFs that do not meet the permissible index criteria is not permitted (i.e., a permissible index must include 30 constituents, of which none must individually represent > 25%.) Please see the “Guide to Investing in ETFs” for more details.

Exceptions apply to FIL and FMR mutual funds, government securities, and ETFs that meet the permissible index criteria or based on non-relevant securities. For further exceptions see the Trading within 90 days guide.

Trades made thru automatic investment plans, or for a legitimate tax purpose must be pre-approved by the Conduct & Ethics Office to receive an exemption.   Please review the Policy Exemption guide for details. Approval is required prior to conducting the transaction.

Trading after publication of a FIL Research Note (within 2 days)		☒	☒	The day the note is published is Day 0 and from Day 3 a personal account trade can be pre-cleared. FIL funds and clients’ interests must be put first.
Influencing a Fund to Benefit Yourself or Others		☒	☒	Staff that are involved in making or influencing investment decisions cannot take advantage of their position. Need to consider the spirit of the Policy.
Portfolio Managers cannot trade in the same private placement or security that is traded by their Fund or client portfolio.			☒

In seeking approval to invest in a private security, Portfolio Managers must provide rationale on why the investment is not suitable for their FIL funds or clients or FIL’s investable universe i.e., will the investment impact another PMs portfolio at a future date?

Portfolio Managers cannot trade personally within the same security (master issuer) within 7 calendar days of a Fund you Manage or co-manage			☒

Should a client instruction follow a PA trade in the same security (master issuer), the Portfolio Manager must contact the Code of Conduct & Ethics office to provide an order rationale.  If a conflict arises the staff member will be asked to divest and disgorge any profits. Exceptions apply to FIL mutual funds, government securities, ETFs in permissible indices and non-relevant securities.

Transactions in ETFs that do not meet the permissible index criteria are subject to this rule. Please see the “Guide to Investing in ETFs” for more details.

For Co-PM structures, each manager must be aware of the trades conducted for the fund and ensure their personal account transactions do not conflict with an instruction placed by a co-manager.

Investing in Hedge funds	☒	☒	☒

Due to risk of conflicts with FIL’s business, staff are not permitted to invest into Hedge funds. Exceptions apply for pre-existing investments or investments made through a discretionary managed account. Special approval must be sought for the above exceptions from the Code of Conduct and Ethics office.

Personal Account Trading Examples

I.

A Portfolio Manager trades for their own personal account on Day 1 and the following day a client injects further cash requiring the PM to purchase securities (one of which overlaps with their recent personal trade). However, regulation requires there to be no conflicts that arise, and the 7-day PM black out rule applies. The PM must contact Code of Conduct & Ethics office to confirm the client instruction and provide an order rationale as well as attest that when they made their PA trade, they were not aware of any conflicts.  FIL will not permit client orders to be delayed by staff PA trading. Any breaches of this requirement will lead to a sanction and disgorgement of profits may apply.  Overlaps with client trades should be made with caution as there is a perceived conflict in every case.

II.

A staff member wants to invest in an ETF that has 20 securities within it. Given the ETF does not meet the permissible index criteria it must be held for 90 days, and short sales are not permitted. If the staff member is a Portfolio Manager, additionally the 7-day PM blackout period will apply.

III.

A Non-access staff member moves roles internally and is now classified as Fund Access (i.e. has access to FIL proprietary information or sensitive inside information).  They plan to sell securities to purchase a new home.  They must now get pre-clearance of all relevant trading to be made by themselves or their related persons.  If they fail to pre-clear they will be in violation of the policy and will be subject to a sanction.  In addition, if the transaction would not have been approved by

         FIL, they will also be required to reverse the position and disgorge any profits. Pre-clearance is a regulatory requirement for all staff classified as having sensitive access (Fund Access and Investment Professionals).

IV.    A staff member has a private investment holding and has been informed that the company is planning to IPO (list on the Exchange). They will need to seek prior approval to participate in this offering. If there is a conflict with FIL’s investment universe, a sale would be required as soon as feasible upon conversion.  Other scenarios that may be approved would be if: The IPO securities are offered as a result of you being an insurance policyholder, or depositor, of a company converting from mutual to stock form or offered to your related person because of their employment by the company offering the securities. If you reside in a jurisdiction that prohibits IPOs, the above exceptions will not apply.

SECTION D - Guides and Forms

As described so far within the Policy there are several obligations and prohibitions upon staff activities, relationships, and behaviour to ensure their personal conduct does not give rise to actual, potential or perceived conflicts of interest.   This Policy sets out the high-level global requirements that meet the principles within the Code.  Please be aware more detailed requirements may apply to you based on your local country supplement to the Policy.  To assist staff with various requirements, set out below are several guides and factsheets that provide detailed advice and “how to guides”. Should you still need further assistance please contact your local Code of Conduct & Ethics office member mailbox (see contacts details below).

1.

Code of Conduct & Ethics Homepage

2.

Local Country Supplements

3.

New Starter Quick Guide

4.

Classification Guide

5.

Related Person Check List Guide

6.

Setting up Duplicate Reporting Guide

7.

Disclosing Accounts Guide

8.

Outside Business Activity Guide

9.

Pre-clearance Guide

10.

How to Disclose Holdings and Transactions Guide

11.

Guide to Investing in ETFs

12.

Private Assets Guide

13.

Approved Mutual Funds Guide

14.

Trading within 90 days Guide

15.

Policy Exemption Guide (special approvals)

16.

Line Manager Guide

17.

StarCompliance Guide

18.

Frequently Asked Questions

SECTION E - Governance and Oversight

Policy review

The Code of Conduct and Ethics Office is responsible for this Policy and associated materials (forms and guides). At a minimum an annual review is conducted or earlier as appropriate to ensure the information contained within this Policy meets regulatory requirements. The Policy is approved by the FIL Board.

Local Country Supplements

The Code of Conduct and Ethics Team with the support of the local Legal & Compliance teams review and update local country supplements, these documents provide local regulatory requirements which may supersede the rules within the Policy.  Employees must read their local Country supplements in conjunction with the global Policy.  The local Country Supplements are approved by the relevant local entity Boards.

Governance Committees

The FIL Board has delegated decision making authority to the Conduct Oversight Group (“COG”) to oversee FIL’s Code programme and associated policies.  This includes the framework for escalation, investigation, and subsequent management of material personal conduct concerns.

Breaches and Sanctions

If a staff member and/or their related person (if applicable) breaches any requirement of this Policy, the consequences can be severe depending on the rule that is breached.  FIL has a zero-tolerance approach to breaches of our policies, and we have a range of disciplinary actions at our disposal up to and including dismissal. The Code of Conduct and Ethics team will apply a breach criteria matrix to every violation to determine the severity of every action.  The consequences can range from the following (and more than one can apply):

1)

Code of Conduct & Ethics Office briefing.

2)

Line manager briefing.

3)

Written sanction that is added to your employee file which will be considered at your compensation and remuneration review.

4)

Disgorgement of profits (instructed sales)

5)

A Fine or other financial penalty (including reduction in your performance bonus)

6)

A limitation or ban on personal account trading for a period.

7)

For material breaches of this Policy and/or repeat offenders, the ranges of formal disciplinary sanction may include an HR written warning or dismissal from employment following an investigation.

8)

Referral to civil, criminal or regulatory authorities (noting that breaches of the market abuse policy additionally can lead to civil and criminal penalties for individuals).

All Policy breaches are reported to senior management (including your Global Operating Committee member) and serious violations will be raised at relevant Boards. Violations will be provided to regulators and as part of licensing or certification regimes such as Senior Certification Management Regime (“SMCR”) or Manager in Charge (“MIC”) reporting.

Queries & Special Approvals

General enquiries regarding the Policy should be addressed to your local Code of Conduct & Ethics team.

Please note within the Guides and Forms Section of the Policy there are several helpful guides on the Code intranet page as well as dedicated “How to” Guides.  Please consider the purpose and spirit of the Policy prior to engaging in a transaction or activity that could fall foul of the requirements.

At certain times, we understand that your personal circumstances may mean you require relief from the Policy requirements.  In those situations, please contact your Code of Conduct and Ethics team. [add hyperlink to Policy Exemption Guide]

We may allow special approvals for the following circumstances:

1)

Existing prohibited investments held prior to joining FIL.

2)

Opposite transaction due to unforeseen financial circumstances, hardship, or tax considerations.

3)

Client trading instructions that conflict with personal account trading due to overlaps, where we may allow you to trade for the client, but this may still require disgorgement of profit.

4)

Same day pre-clearance exception to participate in a voluntary corporate action.

5)

Participating in an IPO offering resulting from your existing equity or bond position or related person’s employment.

Monitoring

To demonstrate there has been no inappropriate personal conduct or personal account trading activity that give rise to conflicts by employees towards FIL and / or its clients, FIL operates a Compliance monitoring programme to ensure that any suspicious activity is detected and escalated appropriately.  This is undertaken by system rules, surveillance, and thematic reviews.  FIL will access the following methods:

•

Monitoring all forms of communication, recording the use of telephone lines and electronic communications.

•

Reviewing and approving employee personal conflicts, outside business activities and personal account trading.

•

Reporting any suspicious activities based on trading data to line manager, senior management, HR and if required to the regulator.

Training

All Staff members will receive training at least annually via a mandatory online computer-based training package. New employees will be provided face to face training and computer-based training upon joining FIL. In addition, depending on your classification and role requirements you may be required to attend further face to face training.  Code of Conduct and Ethics Teams are responsible for delivering face-to-face training, as and when required.

Code of Conduct and Ethics Office Contact Information

If you have any questions on this Policy or any of the rules contained within it, please contact your local Code of Conduct and Ethics Office (details below).

Bermuda: Email: Bermuda Code of Ethics (internal) bcoe@fil.com (external)	UK & EMEA: Email: UK Ethics Office (internal) UKEthicsOffice@fil.com (external)
India: Email: FIL India Ethics Mailbox (internal) FILIndiaEthicsMailbox@fil.com (external)	Asia Pacific (including Japan): Email: Asia Code of Ethics (internal) asiacodeofethics@fil.com (external)

Glossary

Approved Jurisdictions

Jurisdictions where FIL has fund management operations such as UK, Europe, India, Australia, Hong Kong, Japan, Korea, Taiwan, China, Canada and the US.

Approved Fund

Regulated non-Fidelity mutual fund in an approved jurisdiction is considered an approved fund provided that: a) shares may be redeemed on demand; b) the net asset value (NAV) of the fund is calculated on a daily basis; and c) shares are issued and redeemed on a “forward pricing basis” at the NAV next determined after the buy or sell order. Otherwise, any other fund approved by the Code of Conduct & Ethics Office. For further details please refer to the ‘Approved Funds’ fact sheet.

Automatic Investment Plan

A program in which regular purchases (or withdrawals) are made automatically in a trading account according to pre-set instructions for timing and allocation, including monthly savings plans.  Automatic Investment Plan’s require prior approval from the Code of Conduct and Ethics office.

Crypto Investments

Direct investment in a digital asset (i.e., Bitcoin, Ethereum) does not require reporting and are exempt from all personal trading requirements. Virtual wallets (e.g., Coinbase, Binance) that are only capable of holding digital assets do not require disclosure. However, investing in digital securities based on crypto (such as GBTC, ETHE, or other trust / ETP) are reportable.

Discretionary Managed Account

Account managed by a third-party registered investment adviser with full discretionary trading authority. This account would be managed under contract that outlines you or your related person have no trading authority or participate in the day-to-day investment decisions within the account. Discretionary Managed Accounts require prior approval from the Code of Conduct and Ethics office.

Permissible Indices

Any official index which has a minimum of 30 components with no one component representing more than 25% of the index at the time of purchase.

Related Person

A person who is financially dependent on you or member of your household or where you have control/decision making over someone else’s finances or vice versa. Depending on your local country location the definition may vary by the local regulator. FIL has defined your related person(s) to include the following:

•

Your spouse/domestic partner who shares your household.

•

Any other immediate family member who shares your household and is a) under 18 or b) is financially supported by you (immediate family member includes children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and parents-children-and siblings-in-law).

If you have any doubt as to whether a person would be considered a related person under this Policy, contact your local Code of Conduct and Ethics Office.

Relevant Security

Relevant securities include instruments in which you or, where applicable, any related person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, including for example:

• Shares of stock (of both public and private companies)

• Government securities (exceptions apply)

• Corporate, municipal and convertible bonds

• Shares of FIL funds (exceptions apply)

• Shares of open-ended funds that are non-Fidelity funds (exceptions apply)

• Shares in Exchange Traded Funds (ETFs)

• Shares of Fidelity issued exchange quoted managed funds (including funds listed on the Australia Stock Exchange)

• Shares in closed-end funds (including UK Investment Trusts)

• Options and futures on securities and securities indices

• Single stock futures

• Exchange traded currency derivatives

• Structured Products

• Interests in a variable annuity in which any of the underlying assets are held in funds advised by Fidelity.

Non-Relevant Security

Exceptions include:

•

currency instruments (and derivatives thereof),

•

commodities,

•

fixed annuities

•

money market instruments

•

shares in residential co-operatives and funds

•

shares or other securities in Fidelity

•

 approved mutual funds.

Securities trading accounts holding these investments are not exempt and must be reported by Fund Access and Investment Professional staff. See: How to Disclose Holdings and Transactions Guide for more details.

Sensitive inside information

Inside information is a type of confidential information that could have a significant effect on the price of particular financial instruments or Fidelity products if that information were to be made public. The requirements are set out in the Global Market Abuse Policy (add link here). For any escalations, please contact your local Code of Conduct & Ethics Office or Compliance Team.

Securities Trading Account

Any trading account that can hold relevant securities or assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction or receive a benefit from a securities transaction. For Fund Access and Investment Professional staff this includes securities accounts that do not hold relevant securities such as Approved Funds, commodities etc. or any investment listed under an exempt category above. This also includes pension wrap accounts and any self-invested pension plans.

For Non-Access staff members this includes your account and those held jointly.

For Fund Access and Investment Professional staff this extends to all your related persons, any company where you or your related person is a controlling shareholder or directs investment decisions, any trust where you or your related person are a beneficiary and make investment decisions, a trustee, a settlor where you can revoke the trust and where you make investment decisions, or any account of which you or your related person have power of attorney.

Please see the Disclosing Accounts GuideGuide.

StarCompliance

StarCompliance is the Code of Conduct & Ethics Compliance system. Staff can submit trade requests (pre-clear) for public and private securities, disclose securities trading accounts and Outside Business Activities, Complete and File Conduct & Ethics certifications.

Appendix 1 - example of key regulations

Country	Regulator	Regulations	Additional Local Rules
US	Securities Exchange Commission (SEC)	Rule 17j-1 Investment Advisers Act of 1940	ICI Advisory Report on Personal Transactions 1994
		Rule 204A-1 - Investment Advisers Act of 1940	FINRA
UK	Financial Conduct Authority (FCA)	Conduct of Business Sourcebook (COBS) 11.7 (non-MiFID business and COBS 11.7A (MiFID business) / 12.2.15R	Market Watch 60 & 62 (fca.org.uk) August & Oct 2019
		SYSC Chapter 10	article 14(c) of the Market Abuse Regulation.
		Financial Services and Markets Act 2000	PRIN 2.1 The Principles - FCA Handbook
Luxembourg	Commission de Surveillance du Secteur Financie (CSSF)	Commission Regulation (EU) No 596/2014 (the Market Abuse Regulation (MAR)
CSSF Regulation No 10-4 as amended by CSSF Regulation No 22-05 - Article 14 Personal transactions
France	Autorité des Marchés Financiers (AMF)	Asset Management Companies of UCITS - Chapter III - Organisational requirements - Section 6 - Personal Transactions & Section 7 Conflicts of Interest	Article L 531-12 and L 465-1 of the Monetary and Financial Code.
Australia	Australian Securities Investment Commission (ASIC)	Corporations Act 2001. Regulatory Guide Licensing: Managing conflicts of interest - Issued 30 August 2004 (181/ 181.43)
Article 19 of the Market Abuse Regulation.
Hong Kong	Securities and Futures Commission (SFC)	Fund Manager Code of Conduct
Taiwan	Financial Supervisory Commission (FSC)	Code of Conduct for Managers of Securities Investment Trusts and Advisory Associations of the Republic of China Securities Investment Trusts
Japan	Japan Financial Services Agency (JFSA)

Comprehensive Guidelines for Supervision of Financial Instruments Business Operators, etc. of Regular Members, Rules on Management Pertaining to Transactions of Shares, etc. Conducted by Officers, Employees, etc. on Their Own Accounts

The Investment Trusts Association, Japan (ITA)
Korea	Financial Supervisory Service (FSS)	Enforcement Decree of The Financial Investment Services and Capital Markets Act Article 64 & Financial Investment Services and Capital Markets Act Article 63
China	China Securities Regulatory Commission (CSRC) & Asset Management Association of China (AMAC)	The Measures for the Administration of Securities Investment Fund Management Companies